News Release

FOR IMMEDIATE RELEASE

Contact Information:
Mike Bazinet	Tom Gelston
Director, Corporate Communications	Vice President, Investor Relations
Phone: 203-222-6113	Phone: 203-222-5943
Email: michael.bazinet@terex.com	Email: thomas.gelston@terex.com

TEREX ANNOUNCES SUCCESSFUL COMPLETION OF CONSENT SOLICITATION

WESTPORT, CT, June 7, 2010 – Terex Corporation (NYSE: TEX) today announced the successful completion of the consent solicitation (the “Consent Solicitation”) relating to its 8% Senior Subordinated Notes Due 2017 (the “Notes”) (CUSIP No. 880779AU7; ISIN No. US880779AU73).  Launched on May 24, 2010, the purpose of the Consent Solicitation was to obtain the necessary consents for a waiver of the Limitation on Sales of Assets and Subsidiary Stock covenant in the indenture governing the Notes in advance of any potential obligation to make an offer to repurchase the Notes with the proceeds from the Company’s previously announced disposition of its mining equipment business to Bucyrus International, Inc.  The Consent Solicitation expired June 4, 2010 at 5:00 p.m., New York City time.

As of the expiration time of the Consent Solicitation, the Company had received the consent of holders representing a majority in aggregate principal amount of the Notes outstanding.  Therefore, the waiver sought by the Company was approved.

The Company intends to settle the Consent Solicitation and execute a waiver agreement as promptly as possible upon receipt of instructions from the information and tabulation agent.

Credit Suisse Securities (USA) LLC acted as solicitation agent in connection with the Consent Solicitation and Global Bondholder Services Corporation acted as information agent.

This press release is for informational purposes only and does not constitute a solicitation of consents of holders of the Notes and shall not be deemed a solicitation of consents with respect to any other securities of the Company.

Forward Looking Statements

This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include those factors that are more specifically set forth in the public filings of Terex with the Securities and Exchange Commission. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this press release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer operating in four business segments: Aerial Work Platforms, Construction, Cranes, and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, mining, shipping, transportation, refining, energy and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website to make information available to its investors and the market at www.terex.com.

Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com

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